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EXHIBIT 99.2


FOR IMMEDIATE RELEASE                   CONTACTS:       MICHAEL L. SHERIFF
---------------------                                   CHIEF EXECUTIVE OFFICER
                                                        X-CHANGE CORPORATION
                                                        (972) 747-0051

                                                        RICK EISENBERG
                                                        EISENBERG COMMUNICATIONS
                                                        (212) 496-6828

               X-CHANGE CORPORATION CHANGES ITS CERTIFYING AUDITOR

DALLAS, APRIL 19, 2007 - THE X-CHANGE CORPORATION (OTCBB: XCHC) today announced that its Board of Directors dismissed its certifying accountant, Robison, Hill & Co. ("Robison, Hill"). Robison, Hill's reports on the financial statements for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles other than with respect to a modification concerning the company continuing as a going concern. During the years ended December 31, 2006 and 2005, and the subsequent interim period through April 12, 2007 the Company has not had any disagreements with Robison, Hill on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

X-Change management is interviewing local firms with proven experience to insure diligent and timely filings of the Company's quarterly reviews and audits. The Company expects to announce its selection shortly.

ABOUT X-CHANGE CORPORATION
X-Change Corporation, through its wholly-owned subsidiary, AirGATE Technologies, Inc. is a leader in unique, vertical market applications utilizing RFID and wireless, intelligent sensor technology. AirGATE Technologies, a full-solution company, handles business assessment, technology selection, including proprietary AirGATE technology, integration and support. The Company has, in an environment of technology cost compression, built a stable of technology partners that are best in class and span a wide range of solutions to support small, medium and large enterprises. Please visit WWW.AIRGATETECH.COM or WWW.X-CHANGECORP.COM for further information.

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the statements made in this release constitute forward-looking statements (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Such forward-looking statements are based on current expectations that are subject to significant risks, including our need to raise capital, our dependence on strategic relationships with key suppliers and customers, our business model's dependence on widespread acceptance of RFID technology, our ability to develop recurring revenue streams and the competitiveness of the market in which we compete. These forward looking statements include statements regarding the intent, belief or current expectations of the X-Change Corporation, AirGATE Technologies and their respective managements regarding strategic directions, prospects, future events and future results such as our ability to raise the full $6 million dollars to complete our private placement in one or more additional closings. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by the X-Change Corporation, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or the X-Change Corporation's investor relations web page at http://www.x-changecorp.com/index.html, and specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. The X-Change Corporation disclaims any obligation to update or correct any forward-looking statements made herein.